MW BANCORP, INC. ANNOUNCES MEMBER APPROVAL OF PLAN OF CONVERSION

Cincinnati, Ohio, December 22, 2014 – MW Bancorp, Inc. (the “Company”), the proposed holding company for Mt. Washington Savings Bank (the “Bank”), announced today that the Bank’s members have approved the Bank’s Plan of Conversion pursuant to which the Bank will convert to an Ohio-chartered stock savings and loan association and become the wholly-owned subsidiary of the Company and the Company will sell shares of its common stock.

All valid orders for shares of common stock are expected to be filled in the subscription offering, including shares to be issued to the employee stock ownership plan.  The number of shares to be sold in connection with the conversion and stock offering will be based on a final appraisal and receipt of final regulatory approvals. Subject to the receipt of final regulatory approvals, the Company will announce a closing date.

Forward-Looking Statements

This press release contains forward-looking statements about the offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the offering, delays in receiving final regulatory approvals, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.